Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Banco Bilbao Vizcaya Argentaria, S.A.:

We consent to the incorporation by reference in the registration statements No. 333‑232333 on Form F-3 and Nos. 333-228053, 333-217073, 333‑208728, 333‑199835, 333-191625, 333-185538, 333-178186, 333-167389, 333-163816, and 333-149157 on Form S-8 of Banco Bilbao Vizcaya Argentaria, S.A. of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Banco Bilbao Vizcaya Argentaria, S.A. as of December 31, 2019, 2018 and 2017, the related consolidated statements of income, recognized income and expense, changes in equity, and cash flows for the years then ended, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A.

Our report on the consolidated financial statements refers to the change in accounting in 2018 for financial instruments due to the adoption of International Financial Reporting Standard 9, Financial Instruments.

/s/  KPMG Auditores, S.L.

Madrid, Spain

February 28, 2020